Exhibit 99.1

DIAMONDBACK ENERGY, INC. ANNOUNCES RETIREMEMT OF BOARD MEMBER

Midland, Texas, March 30, 2023 (GLOBE NEWSWIRE) – On March 28, 2023, Michael P. Cross, who has been a member of the Board of Directors (the “Board”) of Diamondback Energy, Inc. (NASDAQ: FANG) (“Diamondback” or the “Company”) for over a decade since the Company’s initial public offering and who currently also serves on the Board’s Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Safety, Sustainability and Corporate Responsibility Committee, informed the Company of his decision not to stand for re-election at the Company’s 2023 Annual Meeting of Stockholders (the “Annual Meeting”). Mr. Cross’ term as a director and committee member will expire immediately after the Annual Meeting. Mr. Cross’ decision not to stand for re-election is due to his retirement and not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. The Company is grateful for Mr. Cross’ commitment and service to the Company, the Board and the Board’s committees.

“Mike has been a valuable board member since before the Company’s IPO over 10 years ago. He greatly contributed to Diamondback becoming the Company we are today through his business acumen, strategic foresight, and genuine authenticity. I remain deeply grateful for what Mike has done for our Company, believing in us through the very early days and remaining steadfastly supportive thereafter. I consider it a privilege to have worked alongside Mike, and I wish him the very best life has to offer in his journey ahead,” stated Travis Stice, Chairman and Chief Executive Officer of Diamondback.

About Diamondback Energy, Inc.

Diamondback is an independent oil and natural gas company headquartered in Midland, Texas focused on the acquisition, development, exploration and exploitation of unconventional, onshore oil and natural gas reserves primarily in the Permian Basin in West Texas. For more information, please visit www.diamondbackenergy.com.

Investor Contact:

Adam Lawlis

+1 432.221.7467

alawlis@diamondbackenergy.com